Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Board of Directors

of The Bank of New York Mellon Corporation:

We consent to the incorporation by reference in:

Form	Registration Statement Number	Filer
S-8	333-150324	The Bank of New York Mellon Corporation
S-8	333-150323	The Bank of New York Mellon Corporation
S-8	333-149473	The Bank of New York Mellon Corporation
S-8	333-144216	The Bank of New York Mellon Corporation
S-3	333-144217	The Bank of New York Mellon Corporation
S-3	333-144261	The Bank of New York Mellon Corporation
S-3	333-144261-01	Mellon Funding Corporation
S-3	333-144261-02	Mellon Capital V
S-3	333-144261-03	BNY Capital X
S-3	333-144261-04	BNY Capital IX
S-3	333-144261-05	BNY Capital VIII
S-3	333-144261-06	BNY Capital VII
S-3	333-144261-07	BNY Capital VI

of our reports dated February 27, 2009, with respect to the consolidated balance sheets of The Bank of New York Mellon Corporation and subsidiaries (the “Company”) as of December 31, 2008 and 2007, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2008, and the effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear in the December 31, 2008 Annual Report on Form 10-K of the Company. The aforementioned report with respect to the consolidated financial statements of the Company refers to changes, in 2008, in the Company’s methods of accounting for fair value measurements and its election of the fair value option for certain financial assets.

/s/ KPMG LLP

New York, New York

February 27, 2009